                                                                    Exhibit 10.1

                                CREDIT AGREEMENT

                                     BETWEEN

                          METRETEK TECHNOLOGIES, INC.,

                               POWERSECURE, INC.,

                         SOUTHERN FLOW COMPANIES, INC.,

                             METRETEK INCORPORATED,

                                       AND

                         FIRST NATIONAL BANK OF COLORADO

                             AS OF SEPTEMBER 2, 2005

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1
   1.1     Certain Specific Terms........................................     1
   1.2     Singulars and Plurals.........................................    11
   1.3     UCC Definitions...............................................    11
ARTICLE II AMOUNTS AND TERMS OF LOANS....................................    11
   2.1     Facilities....................................................    11
   2.2     Payments, Prepayment..........................................    12
ARTICLE III INTEREST, FEES AND PAYMENT CONVENTIONS.......................    13
   3.1     Promise to Pay Interest.......................................    13
   3.2     Promise to Pay Fees...........................................    14
   3.3     Computation of Interest and Fees..............................    14
   3.4     Funding Losses - Additional Costs.............................    14
   3.5     Indemnification for Funding Loss..............................    15
ARTICLE IV COLLATERAL AND INDEBTEDNESS SECURED...........................    15
   4.1     Security Interest.............................................    15
   4.2     Indebtedness Secured..........................................    16
ARTICLE V REPRESENTATIONS AND WARRANTIES.................................    16
   5.1     Existence.....................................................    17
   5.2     Capacity......................................................    17
   5.3     Inventory.....................................................    17
   5.4     Title to Collateral...........................................    18
   5.5     Receivables...................................................    18
   5.6     Equipment.....................................................    19
   5.7     Place of Business.............................................    19
   5.8     Financial Condition...........................................    19
   5.9     Taxes.........................................................    20
   5.10    Litigation....................................................    20
   5.11    ERISA Matters.................................................    20
   5.12    Environmental Matters.........................................    21
   5.13    Validity of Loan Documents....................................    22
   5.14    No Consent or Filing..........................................    22
   5.15    No Violations.................................................    22
   5.16    Trademarks and Patents........................................    22
   5.17    Contingent Liabilities........................................    23
   5.18    Compliance With Laws..........................................    23
   5.19    Subsidiaries..................................................    23
   5.20    Margin Stock..................................................    23
   5.21    Government Regulations........................................    23
   5.22    Accurate Information..........................................    23

ARTICLE VI CERTAIN DOCUMENTS TO BE DELIVERED TO LENDER...................    23
   6.1     All Advances..................................................    23
   6.2     Closing Deliveries............................................    24
   6.3     Additional Documents..........................................    25
ARTICLE VII AFFIRMATIVE COVENANTS........................................    26
   7.1     Financial Information.........................................    26
   7.2     Activities of Subsidiaries....................................    27
   7.3     Books and Records; Verification of Collateral.................    27
   7.4     Taxes.........................................................    27
   7.5     Litigation....................................................    28
   7.6     Insurance.....................................................    28
   7.7     Good Standing; Business.......................................    29
   7.8     Notice of Adverse Event or Non-Compliance.....................    29
   7.9     Compliance with Environmental Laws............................    29
   7.10    Maintenance and Defense.......................................    29
   7.11    Use of Proceeds...............................................    30
   7.12    Compliance with Laws and Contractual Obligations..............    30
   7.13    Maintenance of Property.......................................    30
   7.14    Trademarks and Patents........................................    30
   7.15    ERISA.........................................................    31
   7.16    Subsidiaries..................................................    31
ARTICLE VIII NEGATIVE COVENANTS..........................................    31
   8.1     Location of Collateral and Business Records...................    31
   8.2     Borrowed Money................................................    31
   8.3     Security Interest and Other Encumbrances......................    31
   8.4     Storing and Use of Collateral.................................    32
   8.5     Mergers, Consolidations, Sales or Acquisitions................    32
   8.6     Restricted Payment............................................    32
   8.7     Investments and Advances......................................    32
   8.8     Guaranties....................................................    33
   8.9     Inter-Company Liability - PowerSecure.........................    33
   8.10    Change of Name or Domicile....................................    33
   8.11    Financial Covenants...........................................    33
   8.12    Agreements with Affiliates....................................    34
ARTICLE IX EVENTS OF DEFAULT.............................................    35
   9.1     Events of Default.............................................    35
   9.2     Effects of an Event of Default................................    37
ARTICLE X LENDER'S RIGHTS AND REMEDIES...................................    37
   10.1    Generally.....................................................    37
   10.2    Notification of Account Debtors...............................    37
   10.3    Possession of Collateral......................................    38
   10.4    Collection of Receivables.....................................    38
ARTICLE XI MISCELLANEOUS.................................................    38
   11.1    Expenses......................................................    38

   11.2    Lender's Consents, Waivers and Amendments.....................    38
   11.3    Perfecting the Security Interest; Protecting the Collateral...    38
   11.4    Performance of Borrower's Duties..............................    39
   11.5    Notice of Sale................................................    39
   11.6    Waiver by Each Obligor........................................    40
   11.7    Setoff........................................................    40
   11.8    Assignment....................................................    40
   11.9    Successors and Assigns........................................    40
   11.10   Modification; Waiver..........................................    40
   11.11   Counterparts..................................................    41
   11.12   Generally Accepted Accounting Principles......................    41
   11.13   Indemnification...............................................    41
   11.14   Termination...................................................    42
   11.15   Further Assurances............................................    42
   11.16   Headings......................................................    42
   11.17   Cumulative Security Interest, Etc.............................    42
   11.18   Lender's Duties...............................................    43
   11.19   Notices Generally.............................................    43
   11.20   Severability..................................................    43
   11.21   Inconsistent Provisions.......................................    43
   11.22   Entire Agreement..............................................    43
   11.23   Applicable Law................................................    43
   11.24   Consent to Jurisdiction.......................................    43
   11.25   Jury Trial Waiver.............................................    44
   11.26   No Oral Agreements............................................    44

                                LIST OF EXHIBITS

Exhibit A   Borrowing Notice
Exhibit B   Facility A Note
Exhibit C   Facility B Note
Exhibit D   Security Agreement - PowerSecure, Inc.
Exhibit E   Security Agreement - Southern Flow Companies, Inc.
Exhibit F   Security Agreement - Metretek Incorporated
Exhibit G   Guaranty
Exhibit H   Secretary's Certificate
Exhibit I   Borrowing Base Certificate
Exhibit J   Compliance Certificate
Exhibit K   Financial Statements Certificate

                                LIST OF SCHEDULES

Schedule 4.1(d)   Trademarks and Patents
Schedule 5.3      Obsolete, Slow-Moving or Otherwise Defective Inventory
Schedule 5.4      Real Property Owned
Schedule 5.6      Locations of Equipment
Schedule 5.10     Litigation
Schedule 5.19     Subsidiaries
Schedule 7.7      Proposed New Business
Schedule 8.2      Currently Outstanding Debt
Schedule 8.3      Current Liens
Schedule 8.8      Current Guaranties

                                CREDIT AGREEMENT

     This CREDIT AGREEMENT (the "Agreement"), dated as of September 2, 2005, is by and between METRETEK TECHNOLOGIES, INC., a Delaware corporation, as guarantor (the "Guarantor"), SOUTHERN FLOW COMPANIES, INC., a Delaware corporation, as borrower and debtor ("Southern Flow"), POWERSECURE, INC., a Delaware corporation, as borrower and debtor ("PowerSecure"), METRETEK INCORPORATED, a Florida corporation ("Metretek") and FIRST NATIONAL BANK OF COLORADO, a national bank association, as lender (the "Lender"). Southern Flow and PowerSecure are hereinafter sometimes referred to collectively herein as "Borrower" or "Borrowers".

                                    RECITALS

     A. Borrowers have requested that Lender provide (1) a Credit Facility A (as defined below) and (2) a Credit Facility B (as defined below) pursuant to which Lender will provide funding to Borrowers up to the aggregate principal amount equal to the Total Draw Commitment (as defined below).

     B. Lender is willing to make available the credit facilities provided for herein based on the representations, warranties, covenants, terms and conditions set forth herein.

                                    AGREEMENT

     In consideration of the recitals and the promises and agreements contained herein, the Lender and the Borrower agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Certain Specific Terms.

     For purposes of this Agreement, the following terms shall have the following meanings:

          "Account" means any account receivable, including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the UCC) or chattel paper, whether or not it has been earned by performance and, in addition, includes all property included in the definition of "accounts" as used in the UCC together with any guaranties, letters of credit and other security therefor.

          "Account Debtor" means a Person who is obligated under any Account, general intangible, chattel paper or instrument.

          "Adjusted EBITDA" means Net Income after taxes plus (a) non-cash charges (i.e., depreciation and amortization expense) plus (b) all interest paid or payable during such period by a Person on Debt of such Person, plus (c) the maximum amount of all rents and other payments paid or required to be paid by such Person during such period under any lease or other contract or arrangement providing for use of real or personal property in respect of which such Person is obligated as a lessee, user or obligor, plus (d) losses from discontinued operations, less (e) all dividends and other distributions paid or payable by such Person or otherwise accumulating during such period on any capital stock of such Person.

          "Advance" means a loan made to Borrower by Lender pursuant to this Agreement.

          "Affiliate" means, when used with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, the term "Affiliate" shall not include, with respect to any Obligor, the Trust, unless and until such Obligor owns a majority of the outstanding equity interests in such Trust.

          "Annual Facility Fee" means 0.50% of the Facility A Total Draw Commitment and 0.50% of the Facility B Total Draw Commitment, as applicable.

          "Annual Unused Fee" means 0.25% of the average unused amount of the Facility A Total Draw Commitment or the Facility B Total Draw Commitment, as applicable.

          "Borrower or Borrowers" has the meaning provided in the introductory paragraph of this Agreement.

          "Borrowing Base Report" means the borrowing base compliance certificate in the form set forth as Exhibit I.

          "Borrowing Notice" means a written request for an Advance under the Draw Facility in the form attached as Exhibit A.

          "Business Day" means any day which is not a Saturday, Sunday or a day on which Lender is authorized or obligated by law, executive order or governmental decree to be closed.

          "Cash Flow Coverage Ratio" means the ratio of Adjusted EBITDA to Debt Service.

          "Closing Date" means the date on which all Loan Documents have been executed and delivered to and accepted by Lender, all conditions precedent to funding have been satisfied, including those set forth in Article VI, and the initial Advances are made by Lender.

          "Collateral" means collectively all of the assets of PowerSecure, Southern Flow and Metretek as described in Section 4.1.

          "Compliance Certificate" means a certification executed by the Borrower's president or chief executive officer in the form of Exhibit J attached hereto, as further described in Section 7.1(c).

          "Contractual Obligations" means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Loan Documents.

          "Credit Facility A" means a revolving line of credit provided by Lender for PowerSecure's working capital purposes as set forth in this Agreement.

          "Credit Facility B" means a revolving line of credit provided by Lender for Southern Flow's working capital purposes as set forth in this Agreement.

          "Current Assets" means, as of any applicable date of determination, all cash, non-affiliated customer receivables, United States government securities, claims against the United States government, inventories and other current assets in accordance with GAAP.

          "Current Liabilities" means, as of any applicable date of determination, all liabilities of a Person that should be classified as current in accordance with GAAP.

          "Debt" means with respect to any Person, as of any applicable date of determination, all items of indebtedness, obligation or Liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

          "Debt Service" means for any applicable period of determination, the sum, without duplication, of (a) all interest paid or payable during such period by a Person on Debt of such Person, plus (b) all payments of principal or other sums paid or payable during such period by such Person with respect to Debt of such person having a final maturity more than one year from the date of creation of such Debt, plus (c) the maximum amount of all rents and other payments paid or required to be paid by such Person during such period under any lease or other contract or arrangement providing for use of real or personal property in respect of which such Person is obligated as a lessee, user or obligor, plus,
(d) only with regard to the calculation of Debt Service for Section 8.11(c), all loans or other advances made by such person during such period to any Affiliate of such Person.

          "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

          "Default Rate" means fees, and other amounts payable in respect to the Indebtedness a rate of interest per annum that shall be six and one-half percent (6.5%) above the Prime Rate, as currently applicable to each Advance, and in any case, the maximum rate permitted by applicable law, if lower.

          "Eligible A/R" shall mean Accounts of PowerSecure, Southern Flow, or Metretek, as applicable, arising in the ordinary course of such applicable Obligor's business from arms-length transactions, provided, however, that unless otherwise approved by Lender in writing, a Account shall not constitute an Eligible A/R if:

          (i) any account receivable or part thereof which is disputed or against which any defense or counter-claim or right of setoff has been asserted;

          (ii) accounts where debtor has filed bankruptcy;

          (iii) any account of the United States government or any department or agency thereof arising under a contract with any such account debtor, unless such account is assignable and has been duly assigned to Lender and acknowledged in accordance with federal law;

          (iv) any account of an account debtor whose chief executive officer or principal place of business is located outside of the United States of America, except in the case of Metretek, which shall exclude any account of an account debtor whose chief executive officer or principal place of business is located outside of the United States of America or Canada;

          (v) any account which is unpaid more than ninety (90) days past the date when payment is due on the invoice therefore;

          (vi) any account of a person or entity which is controlled by or controls or is under common control with the account creditor or any account of an employee of the account creditor;

          (vii) all accounts of an account debtor if ten percent (10%) or more of the total amount owed by the account debtor to the account creditor is ninety (90) days or more past due;

          (viii) any account in which the Lender does not have a perfected, first priority security interest;

          (ix) any account which the Lender reasonably determines to be ineligible for, among any number of reasons, includes that the account is of doubtful collection value.

          "Eligible Inventory" means all Inventory of PowerSecure, Southern Flow, or Metretek, as applicable, provided, however, that unless otherwise approved by Lender, no Inventory shall constitute Eligible Inventory if:

          (i) such Inventory is owned in whole or in part by any Person other than PowerSecure, Southern Flow, or Metretek, as applicable;

          (ii) PowerSecure, Southern Flow, or Metretek, as applicable, does not have a good, valid and marketable title to such Inventory;

          (iii) any Inventory that is obsolete, damaged, defective or otherwise unable to be sold or used;

          (iv) any Inventory not located in the United States of America;

          (v) any Inventory in which the Lender does not have a valid, perfected first priority security interest, including all Inventory in which another creditor asserts a purchase money security interest, unless the purchase money security interest has been subordinated to the security interests of Lender in a form acceptable to Lender;

          (vi) such Inventory does not conform in all respects to the warranties contained in this Agreement and the other Loan Documents; or

          (vii) the Lender, in its reasonable discretion, designates such Inventory to be ineligible.

          "Environment" means any water including, but not limited to, surface water and ground water or water vapor, any land including land surface or subsurface, stream sediments, air, fish, wildlife, plants, and all other natural resources or environmental media.

          "Environmental Laws" means all federal, state, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of hazardous substances and the policies, guidelines, procedures, interpretations, decisions, orders, and directives of federal, state, and local governmental agencies and authorities with respect thereto.

          "Environmental Audit" means a review for the purpose of determining whether the Borrower complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require investigation, characterization, cleanup, removal or other remedial action under Environmental Laws on the part of the Borrower, including, but not limited to, a Phase 1 site assessment that complies with the standards set forth in the American Society for Testing and Materials ("ASTM") E1527-00 Standard Practice for Environmental Site Assessments: Phase 1 Environmental Site Assessment Process ("PHASE 1 ASSESSMENT"), and, if warranted by the results of the Phase 1 Assessment, a Phase II assessment that complies with the standards set forth in the ASTM E1903-07 Standard Guide for Environmental Site Assessments: Phase II Environmental Site Assessment Process. In addition, if any potentially asbestos-containing building materials were installed in any structure on any real property prior to 1990, an asbestos survey that complies with the requirements set forth in the regulations promulgated pursuant to the Asbestos Hazard Emergency Response Act, 40 C.F.R., Part 763.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" means an Event of Default or Events of Default as defined in Article IX.

          "Facility" means the Credit Facility A or the Credit Facility B.

          "Facility A Borrowing Base" means (a) 75% of Eligible A/R of PowerSecure plus (b) 25% of the difference between (i) 100% of unbilled accounts receivable of PowerSecure minus (ii) 100% of unearned revenues or advanced billings on contracts, plus (c) 25% of Eligible Inventory of PowerSecure, all as calculated on the most recent monthly Borrowing Base Report.

          "Facility B Borrowing Base" means (a) 80% of Eligible A/R of Southern Flow, plus (b) 20% of Eligible Inventory of Southern Flow, plus (c) 70% of Eligible A/R of Metretek (including Canadian receivables which otherwise meet the criteria of Eligible A/R), all as calculated on the most recent monthly Borrowing Base Report.

          "Facility A Draw Outstandings" means, as of any date of determination, the aggregate principal amount of all Facility A Loans then outstanding.

          "Facility B Draw Outstandings" means, as of any date of determination, the aggregate principal amount of all Facility B Loans then outstanding.

          "Facility A Loans" means any borrowing pursuant to an Advance under the Credit Facility A.

          "Facility B Loans" means any borrowing pursuant to an Advance under the Credit Facility B.

          "Facility A Note" has the meaning as provided in Section 2.1(a) of this Agreement.

          "Facility B Note" has the meaning as provided in Section 2.1(b) of this Agreement.

          "Facility A Total Draw Commitment" means a principal amount equal to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000).

          "Facility B Total Draw Commitment" means a principal amount equal to a maximum of Two Million Dollars ($2,000,000).

          "Federal Bankruptcy Code" means Title 11 of the United States Code, entitled "Bankruptcy," as amended, or any successor federal bankruptcy law.

          "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 9:00 a.m. (Denver time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

          "Financial Hedge" means a transaction between Borrower and Lender or any Affiliate of Lender which is intended to reduce or eliminate the risk of fluctuations in one or more interest rates, foreign currencies, commodity prices, equity prices, or other financial measures, whether or not such transaction is governed by or subject to any master agreement conforming to ISDA standards and which is legal and enforceable under applicable law.

          "Fiscal Year" means the twelve-month fiscal period of the Borrower commencing on January 1 and ending on the next ensuing December 31.

          "Funding Losses" means any actual loss or expense that Lender reasonably incurs because Borrower fails or refuses (for any reason whatsoever, other than a default by Lender) to take any Advance or other loan that it has requested under this Agreement.

          "GAAP" means generally accepted accounting principles consistently applied from period to period, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

          "Guarantor" means Metretek Technologies, Inc., a Delaware corporation.

          "Guaranty" means the guaranty agreement executed by Guarantor and delivered to Lender.

          "Indebtedness" means all outstanding amounts evidenced by the Facility A Note and the Facility B Note, secured by the Security Interest described in
Article IV, together with all other amounts due, or which may become due, including but not limited to interest, under this Agreement or any of the Loan Documents, including but not limited to all amounts described in Section 4.2 of this Agreement.

          "Indemnified Liabilities" has the meaning provided in Section 11.13(c) of this Agreement.

          "Instrument" means all "instruments," "chattel paper" and "letters of credit" (each as defined in the UCC) in which Borrower now has or hereafter acquires any rights, including, without limitation, all checks, drafts, notes, bonds, debentures and certificates of deposit.

          "Intangible Assets" means patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets, or that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP such as service marks, copyrights, blueprints, drawings, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, or software.

          "Inter-Company Liability or Inter-Company Liabilities" means any Liability of a Borrower, Guarantor or any Subsidiary of Guarantor to a Borrower, Guarantor, or any Subsidiary of Guarantor.

          "Inventory" shall have the meaning assigned to such term, as of the date of this Agreement, in Article 9 the Uniform Commercial Code for the State of Colorado.

          "Lender" means First National Bank of Colorado and any successors or assigns of Lender.

          "Liability" means any direct or indirect indebtedness, liability, claim, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

          "Lien" means any lien, claim, charge, pledge, security interest, mortgage or other encumbrance.

          "Loan or Loans" means any borrowing pursuant to an Advance under the Credit Facility A or the Credit Facility B.

          "Loan Documents" means this Agreement, the Notes, and all other agreements and documents, including, without limitation, collateral documents, letter of credit agreements, notes, acceptance credit agreements, security agreements, pledges, guaranties, mortgages, title insurance, assignments, and subordination agreements now or hereafter required to be executed by Borrowers in favor of Lender and related to the Credit Facility A or the Credit Facility B.

          "Material Adverse Effect" means a material adverse effect on (a) the business, properties, operations, prospects or condition, financial or otherwise, of the Borrower, taken as a whole, (b) the ability of the Borrower taken as a whole to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (c) the rights, powers and remedies of Lender under any Loan Document or the validity, legality or enforceability thereof.

          "Maturity Date" means September 1, 2007.

          "Metretek" means Metretek Incorporated, a Florida corporation.

          "Net Income" means the net income (or loss) of a Person for any period determined in accordance with GAAP but excluding in any event:

               (i) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

               (ii) net earnings of any other Person (other than the Trust) in which the Person for which the calculation is being performed has an ownership interest, unless such net earnings shall have actually been received by such Person for which the calculation is being performed in the form of cash distributions.

          "Notes" means the Facility A Note and the Facility B Note.

          "Obligor" means Guarantor, Borrowers and Metretek.

          "Pension Event" means, with respect to any Pension Plan, the occurrence of (a) any prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (b) any Reportable Event; (c) any complete or partial withdrawal, or proposed complete or partial withdrawal, of Borrower or any Subsidiary from such Pension Plan; (d) any complete or partial termination, or proposed complete or partial termination, of such Pension Plan; or (e) any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.

          "Pension Plan" means any pension plan, as defined in Section 3(2) of ERISA, which is a multi-employer plan or a single employer plan, as defined in
Section 4001 of ERISA, and subject to Title IV of ERISA and which is (a) a plan maintained by Borrower for employees or former employees of Borrower; (b) a plan to which Borrower contributes or is required to contribute; (c) a plan to which Borrower was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which Borrower has incurred or may incur Liability, including, without limitation, contingent Liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and the definition of Pension Event, Borrower shall include any trade or business (whether or not incorporated) which, together with Borrower, is deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

          "Permitted Liens" has the meaning provided in Section 8.3 of this Agreement.

          "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

          "PowerSecure" means PowerSecure, Inc., a Delaware corporation.

          "Prime Rate" means the Prime Rate per annum published in the Wall Street Journal Money Rates section as a guide to general levels for the Prime Rate or, if no longer published as described, such other rate published in the Wall Street Journal as Lender determines to be an appropriate substitute. The Wall Street Prime Rate may not be the lowest rate charged by the Lender for commercial or other extensions of credit. In the event of any change in the Prime Rate, the rate of interest applicable to Borrower's loans evidenced hereby shall be adjusted to immediately correspond with each such change, except such rate shall not exceed the highest rate permitted by law.

          "Property" shall have the meaning set forth in Section 5.12.

          "Release" means "release," as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

          "Reportable Event" means any event described in Section 4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.

          "Responsible Officer" of any person shall mean any executive officer or financial officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

          "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or securities of Borrower or any securities of its (other than those payable or distributable solely to the Borrower) now or hereafter outstanding, except a dividend payable solely in shares of class of stock or securities to the holders of that class; or (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or securities of Borrower (other than those payable or distributable solely to the Borrower) now or hereafter outstanding.

          "Schedule" means any schedule executed in connection with, and which is a part of, this Agreement.

          "Security Interest" means the security interest granted to Lender by Borrower as described in Article IV, or a security interest within the meaning of the UCC, as appropriate.

          "Southern Flow" means Southern Flow Companies, Inc., a Delaware corporation.

          "State" means the state of Colorado.

          "Subsidiary" of any Person means any corporation, limited liability company, partnership or other entity of which at least fifty percent (50%) of the voting power is controlled by such Person, directly or indirectly, through one or more Subsidiaries, whether existing on the date hereof or acquired at any time hereafter.

          "Tangible Net Worth" means, for any Person, as of any date of determination, the result of (a) such Person's total stockholder's equity, minus
(b) the sum of (i) all Intangible Assets of such Person, and (ii) all amounts due to such Person from any Affiliate.

          "Third Party" means any Person or entity who has executed and delivered, or who in the future may execute and deliver, to Lender any agreement, instrument, or document, pursuant to which such Person or entity has guaranteed to Lender the payment of the Indebtedness or has granted Lender a security interest in or lien on some or all of such Person's or entity's real or personal property to secure the payment of the Indebtedness, and any such Person's heirs, administrators, successors and assigns. It is acknowledged that as of the Closing Date, the Obligors are the only Third Parties.

          "Total Draw Commitment" means the sum of the Facility A Total Draw Commitment and the Facility B Total Draw Commitment.

          "Trust" means Marcum Midstream 1995-2 Business Trust, a Delaware statutory trust.

          "UCC" means the Uniform Commercial Code, as in effect in the State on the date hereof.

     1.2 Singulars and Plurals.

     Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular.

     1.3 UCC Definitions.

     All terms used herein without definition which are defined by the UCC shall have the meanings assigned to them by the UCC unless and to the extent varied by this Agreement.

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS

     2.1 Facilities.

          (a) Credit Facility A. Subject to the terms and conditions of this Agreement, Lender agrees to make available to PowerSecure the Credit Facility A, provided that Advances may only be made under the Credit Facility A until the Maturity Date, and any Advances made thereunder shall not exceed an aggregate amount outstanding at any time equal to the lesser of (i) the Facility A Borrowing Base or (ii) the Facility A Total Draw Commitment. The indebtedness outstanding under the Credit Facility A shall be evidenced by a promissory note in the form of Exhibit B attached hereto ("Facility A Note"). Notwithstanding anything to the contrary in this Agreement, Lender shall not be required and shall have no obligation to make any such Advance (y) so long as any Default or an Event of Default has occurred and is continuing, or (z) if Lender has accelerated the maturity of any of the Notes as a result of an Event of Default.

          (b) Credit Facility B. Subject to the terms and conditions of this Agreement, Lender agrees to make available to Southern Flow the Credit Facility B, provided that Advances may only be made under the Credit Facility B until the Maturity Date, and any Advances made thereunder shall not exceed an aggregate amount outstanding at any time equal to the lesser of (i) the Facility B Borrowing Base or (ii) the Facility B Total Draw Commitment. The indebtedness outstanding under the Credit Facility B shall be evidenced by a promissory note in the form of Exhibit C attached hereto ("Facility B Note"). Notwithstanding anything to the contrary in this Agreement, Lender shall not be required and shall have no obligation to make any such Advance (y) so long as any Default or an Event of Default has occurred and is continuing, or (z) if Lender has accelerated the maturity of any of the Notes as a result of an Event of Default.

          (c) Maturity. The Loans shall carry interest at the rate specified in
Section 3.1 of this Agreement. All outstanding, unpaid principal and accrued, unpaid interest, and any other amounts otherwise due under the Loans shall be due and payable in full on the Maturity Date.

          (d) Advances.

               (i) Requests for Advances. The Borrower shall request each Advance hereunder no later than 12:00 p.m. Denver, Colorado time on the same Business Day on which such Advance is to be made. Each such request shall be effective upon receipt by the Lender of a request by electronic mail or facsimile, or in writing in the form attached hereto as a Borrowing Notice, with such documentation attached as required by the Borrowing Notice, and shall be given by (A) a Responsible Officer, (B) a person designated as the Borrower's agent by a Responsible Officer in a writing delivered to the Lender, or (C) a person whom the Lender reasonably believes to be a Responsible Officer or such designated agent. Each such notice of borrowing shall be irrevocable and shall be deemed a representation by the Borrower that all conditions precedent to such borrowing have been satisfied. Each request for an Advance hereunder shall specify (1) the requested date of Advance and (2) the aggregate amount of the Advance to be made on the requested date of Advance.

               (ii) Advances under Credit Facility A. On the requested date for an Advance under Credit Facility A, unless Lender determines that any applicable condition thereto has not been satisfied, Lender will make available to PowerSecure at PowerSecure's demand deposit account no. 701006704 maintained with Lender (or such other account agreed upon by Lender and PowerSecure), immediately available funds not later than 3:00 P.M. (Denver, Colorado time) on the requested date of Advance the amount of the requested Advance. Lender shall be entitled to honor any request for an Advance that it reasonably believes to be genuine, whether or not the Person making the request is named as an authorized Person in any corporate resolution or instruction furnished to Lender by Borrowers.

               (iii) Advances under Credit Facility B. On the requested date for an Advance under Credit Facility B, unless Lender determines that any applicable condition thereto has not been satisfied, Lender will make available to Southern Flow at Southern Flow's demand deposit account no. 701006835 maintained with Lender (or such other account agreed upon by Lender and Southern Flow), immediately available funds not later than 3:00 P.M. (Denver, Colorado time) on the requested date of Advance the amount of the requested Advance. Lender shall be entitled to honor any request for an Advance that it reasonably believes to be genuine, whether or not the Person making the request is named as an authorized Person in any corporate resolution or instruction furnished to Lender by Borrowers.

          (e) Frequency and Amount of Borrowings. Subject to the provisions of this Agreement, until the Business Day next preceding the Maturity Date, Borrowers may request an Advance under the Facility at any time and from time to time.

     2.2 Payments, Prepayment.

          (a) Interest Payments; Repayment. The Borrowers shall pay to Lender interest which has accrued on each of the Notes as set forth in Section 3.1 and in accordance with the terms of the Notes. Additionally, Borrower shall pay to Lender the outstanding principal of all Advances under the Credit Facility A and the Credit Facility B, together with all interest accrued thereon and any amount due with respect thereto, in full upon the earlier to occur of (i) termination of this Agreement, (ii) acceleration of the time for payment of the Indebtedness pursuant to this Agreement or (iii) the Maturity Date, respectively. The Borrowers shall make each payment (including principal and interest and any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), Denver, Colorado time, on the date when due in dollars and in immediately available funds. Whenever any payment (including principal and interest and any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable. The Borrowers may arrange to make all payments hereunder by direct debit of the Borrower's operating account maintained by the Lender. The Lender may, in its discretion at any time or from time to time, without the Borrower's request and even if the conditions set forth in this Agreement would not be satisfied, make an Advance in an amount equal to the portion of any of the Borrower's obligations hereunder (including principal and interest and any fees or other amounts) from time to time due and payable.

          (b) Prepayments. Subject to the terms and conditions of this Agreement, any amounts borrowed under Credit Facility A or Credit Facility B (as applicable) may be voluntarily prepaid at anytime, provided, however, that Borrower shall notify Lender by 12:00 P.M. (Denver, Colorado time) on any Business Day of any prepayment of any amounts under either Facility.

          (c) Joint and Several Obligations. Payment of all Indebtedness hereunder, whether under Credit Facility A or Credit Facility B, shall be joint and several obligations of the Borrowers.

                                  ARTICLE III
                     INTEREST, FEES AND PAYMENT CONVENTIONS

     3.1 Promise to Pay Interest.

          (a) Interest; Interest Payments. The Borrowers agree to pay interest on the Facility A Draw Outstandings or the Facility B Draw Outstandings, as applicable, from time to time as provided herein. Interest on the Credit Facility A and on the Credit Facility B shall be due and payable monthly in arrears on the first (1st) of each month, commencing October 1, 2005. With respect to both Borrowers, the unpaid principal balance of each Advance will bear interest at an annual rate equal to the Prime Rate plus 1.5%. The applicable rate shall change on each day on which the Prime Rate changes.

          (b) Default Interest. Notwithstanding the rates of interest specified herein and the payment dates specified herein, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of all outstanding Facility A Loans (in the event PowerSecure is in Default) or Facility B Loans (in the event Southern Flow is in Default) and, to the extent permitted by applicable law, any interest payments on the Facility A Loans or the Facility B Loans, as applicable, shall bear interest payable upon demand at the Default Rate. In addition, all other amounts due Lender under this Agreement or any of the other

Loan Documents, if not paid when due or, in the event no time period is expressed, if not paid within five (5) days after written notice from Lender that the same has become due, shall thereafter bear interest at the Default Rate. Finally, any amount due under the Credit Facility A or under the Credit Facility B on the Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate.

     3.2 Promise to Pay Fees.

     The Borrowers shall pay an Annual Facility Fee, to be paid on the Closing Date and on each anniversary thereof. Further, each Borrower shall pay Annual Unused Fee on the average daily unused amount of the Credit Facility A and Credit Facility B during the preceding quarter and payable, in arrears, on the last day of each quarter, and continuing on the last day of each quarter until the Maturity Date. The initial payment of the Annual Unused Fee will be prorated based on the number of days from the Closing Date through the date the fee is paid, divided by the number of days in the quarter ending as of such date payable or the last Business Day of such quarter. If Borrower fails to make, when due, any payment of fees or expenses specified or referred to in this Agreement due to Lender, including, without limitation, Annual Facility Fee or Annual Unused Fee referred to in this Section or fees referred to elsewhere in this Agreement or in any separate agreement between Borrower and Lender relating to this Agreement or the transactions contemplated hereby, the amount due shall bear interest until paid at the Default Rate. Furthermore, such amount shall constitute part of the Facilities, secured by all of the Collateral.

     3.3 Computation of Interest and Fees.

     Interest and fees shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. Notwithstanding any of the terms and conditions contained in this Section, interest in respect of the Facility A Draw Outstandings and the Facility B Draw Outstandings shall not exceed the maximum rate permitted by applicable law.

     3.4 Funding Losses - Additional Costs.

     If any present or future law regarding capital adequacy or compliance by Lender with any request, directive or requirement now existing or hereafter imposed by any court or authority regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Lender shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Lender upon demand. This paragraph shall survive the satisfaction and payment of all Indebtedness and termination of this Agreement. This paragraph may be invoked by Lender only if Lender is generally invoking similar provisions against other Persons to which Lender lends funds pursuant to facilities similar to either of the Facilities.

     3.5 Indemnification for Funding Loss.

     Borrowers agree to indemnify Lender against, and pay to it upon demand, any Funding Loss of that Lender. When Lender demands that Borrower pay any Funding Loss, Lender shall deliver to Borrower a certificate setting forth in reasonable detail the basis for imposing a Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

                                   ARTICLE IV
                       COLLATERAL AND INDEBTEDNESS SECURED

     4.1 Security Interest.

     Each of the Borrowers and Metretek hereby grant to Lender a security interest in, and a first priority security interest and lien on, all of their assets, both now owned and hereafter acquired, including, but not limited to, the following (collectively, the "Collateral"):

          (a) All Accounts, as extracted collateral, goods, general intangibles, chattel paper, documents, and instruments, whether or not specifically assigned to Lender, including, without limitation, all Accounts, and all equipment (whether or not affixed to realty), motor vehicles, furniture and fixtures.

          (b) All guaranties, collateral, liens on, or security interests in, real or personal property, leases, letter of credit rights and other rights, agreements, and property securing or relating to payment of Accounts.

          (c) All trademarks, trademark rights, patents, patent rights, licenses, permits, trade names, trade name rights, and approvals, including, without limitation, those listed on Schedule 4.1(c) attached hereto, together with all goodwill, income, royalties, damages and payments now and hereafter due and payable thereunder and with respect thereto. Lender does not currently intend to file financing statements on foreign trademarks or patents but reserves the right to do so in the future at Lender's discretion.

          (d) All contracts and agreements (whether written or oral) between a Borrower or Metretek, as applicable, and third parties.

          (e) The entire goodwill and all product lines of each Borrower's and Metretek's business and other general intangibles of each Borrower and Metretek, including, without limitation, know-how, trade secrets, customer lists, proprietary information, inventions, methods, procedures and formulae in connection with the use of and symbolized by the trademarks of each Borrower and Metretek.

          (f) All books, records, ledger cards, data processing records, computer software, and other property at any time evidencing or relating to the Collateral.

          (g) All monies, securities (including a pledge of all stock owned in any Affiliate and other property now or hereafter held, or received by, or in transit to, Lender from or for each Borrower and Metretek, and all of each Borrower's and Metretek's investment property and financial assets (as each is defined in the UCC)), deposit accounts, credits, and balances with Lender or any third party existing at any time.

          (h) All parts, accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing.

          (i) Any and all other personal property.

          (j) All proceeds and products of all of the foregoing in any form, including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing.

          Notwithstanding the foregoing, the security interest and lien granted hereunder by the Borrowers and Metretek to the Lender are subject to any and all Permitted Liens.

     4.2  Indebtedness Secured.

     The Security Interest granted in the Collateral secures payment of any and all Indebtedness, and the performance of all obligations and agreements, of Borrower to Lender, whether now existing or hereafter incurred or arising, of every kind and character, primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, and whether such Indebtedness is from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including, without limitation: (a) all Advances under the Credit Facility A and the Facility A Note; (b) all Advances under the Credit Facility B and the Facility B Note; all interest which accrues on any such indebtedness, until payment of such indebtedness in full, including, without limitation, all interest provided for under this Agreement or any other Loan Documents; (c) all other monies payable by Borrowers, and all obligations and agreements of Borrowers to Lender; (d) all debts owed, or to be owed, by Borrower to others which Lender has obtained, or may obtain, by assignment or otherwise, including, without limitation, debts acquired by Lender from its Affiliates that arise either (i) from negative balances which may exist from time to time in any operating, deposit or other account maintained with such Affiliate of Lender, or (ii) under any credit card line of credit established by such Affiliate of Lender for Borrower; (e) all monies payable by any Third Party, and all obligations and agreements of any Third Party to Lender, pursuant to any of the Loan Documents; and (f) all monies due, and to become due, in any way under the Loan Documents; provided, that all references to "Indebtedness" in the Loan Documents shall, in addition to the foregoing, also include all present and future indebtedness, liabilities and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to Lender or any Affiliate of Lender arising from, by virtue of, or pursuant to, any Financial Hedge entered into by Borrowers.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     To induce Lender to enter into this Agreement, make available the Facilities and make Advances to Borrowers from time to time as herein provided, each of the Obligors represents and warrants and, so long as any Indebtedness remains unpaid or this Agreement remains in effect, shall be deemed continuously to represent and warrant as follows:

     5.1  Existence.

          (a) Guarantor is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly licensed or qualified to do business and in good standing in Colorado and each other state in which the nature of its business or ownership of its property requires such licensing or qualification, except to the extent that a failure to be so licensed or qualified would not interfere with its ability to conduct its business as presently conducted. Guarantor's organizational identification number is 2259314.

          (b) PowerSecure is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly licensed or qualified to do business and in good standing in North Carolina and in each other state in which the nature of its business or ownership of its property requires such licensing or qualification, except to the extent that a failure to be so licensed or qualified would not interfere with its ability to conduct its business as presently conducted. PowerSecure's organizational identification number is 3278285.

          (c) Southern Flow is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly licensed or qualified to do business and in good standing in Colorado and each other state in which the nature of its business or ownership of its property requires such licensing or qualification, except to the extent that a failure to be so licensed or qualified would not interfere with its ability to conduct its business as presently conducted. Southern Flow's organizational identification number is 2176645.

          (d) Metretek is a Florida corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly licensed or qualified to do business and in good standing in every state in which the nature of its business or ownership of its property requires such licensing or qualification, except to the extent that a failure to be so licensed or qualified would not interfere with its ability to conduct its business as presently conducted. Metretek's organizational identification number is 525191.

     5.2  Capacity.

     The execution, delivery, and performance of the Loan Documents to which each Obligor is a party are within each Obligor's corporate or other organizational powers, have been duly authorized by all necessary and appropriate corporate or other organizational action, and are not in contravention of any law, rule or regulation of any governmental agency or authority, or the terms of Obligor's certificate of incorporation, bylaws or other organizational documents or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which Obligor is a party or by which Obligor or any of Obligor's property is bound or affected.

     5.3  Inventory.

     Except as set forth on Schedule 5.3 attached hereto, the inventory of each Obligor as set forth on the most recent financial statements and which is still inventory of such Obligor as of the date hereof, is merchantable and fit for the purpose for which it was procured or manufactured, as the case may be, and none of which his slow-moving, obsolete, damaged, or defective, or not usable or salable in the ordinary course of business of such Obligor as presently conducted, except for inventory of an Obligor for which an appropriate reserve has been recorded on the financial statements of such Obligor.

     5.4  Title to Collateral.

          (a) Each Obligor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof will be, the sole direct and beneficial owner of the Collateral, except for minor defects in title that do not interfere with its ability to conduct its business as presently conducted, free of all security interests, liens, and other encumbrances or rights of others whatsoever, except, with respect to the Collateral, Lender's Security Interest therein and other Permitted Liens;

          (b) all owned and leased buildings and material equipment of the Obligor to such Obligor's knowledge are in working order (ordinary wear and tear excepted) and conform to all applicable laws, ordinances and regulations, except for such failures as would not interfere with such Obligor's ability to conduct its business as presently conducted;

          (c) Each Borrower and Metretek, as applicable, has the unconditional authority to grant a Security Interest in the Collateral to Lender;

          (d) assuming that all necessary UCC filings have been made and, if applicable, assuming compliance with the Federal Assignment of Claims Act of 1940, as amended, Lender has an enforceable first lien and deed of trust and perfected first priority security interest on all Collateral, superior and prior to the rights of all other Persons or entities therein, except for the Permitted Liens; and

          (e) the legal descriptions of all real property owned by Borrower (or Metretek, as applicable) are as set forth on the attached Schedule 5.4.

     5.5  Receivables.

          (a) None of the Accounts is, nor will any hereafter arising Account be evidenced by an Instrument, document, or chattel paper or by any note, draft, trade acceptance, or other Instrument for the payment of money, except such Instrument, as has been endorsed and delivered by Borrower or Metretek, as applicable, to Lender and has not been presented for payment and returned uncollected for any reason.

          (b) Each existing account receivable or other Account, including retentions and holdbacks pursuant to their terms, constitutes, and each hereafter arising Account will constitute, the legally valid and binding obligation of the Account Debtor obligated to pay the same. The amount represented by the applicable Obligor to Lender as owing by each Account Debtor is, or will be, the correct amount actually and unconditionally owing, except for normal cash discounts, allowances, credits and adjustments in the ordinary course of business where applicable, and subject to the reserves therefor set forth on the financial statements of the Obligor. No Account Debtor has any defense, setoffs, claims or counterclaims that are, in the aggregate, material to the value of the Accounts or in excess of such reserves.

     5.6  Equipment.

     All of Borrower's (or Metretek's, as applicable) equipment is located, and equipment which is a fixture is affixed to real property, only at (a) the address of Borrower (or Metretek, as applicable) set forth on the signature pages to this Agreement; (b) within the State, (c) one of the locations specified on Schedule 5.6 or (d) such other place or places as approved by Lender in writing. The real property at which such equipment is located is owned or leased pursuant to valid leasehold interests by Borrower (or Metretek, as applicable).

     5.7  Place of Business.

     Borrower and Metretek, as applicable, are engaged in business operations which are in whole, or in part, carried on at its chief executive office address specified on the signature pages to this Agreement and at no other address or addresses, except for one of the locations specified on Schedule 5.6 or locations at which such Obligor is performing services for its customers, and such Obligor's records concerning the Collateral are kept at such chief executive address.

     5.8  Financial Condition.

          (a) All financial statements concerning each Obligor which have been or will hereafter be furnished to Lender have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein), are correct and complete in all material respects, and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, it being understood that all interim financial statements are subject to year-end adjustments and are not required to have footnote disclosures.

          (b) All projections delivered on or prior to the Closing Date and any projections delivered pursuant to Section 7.1 represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business, it being recognized by Lender, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ form the projected results and that such differences may be material.

          (c) PowerSecure has furnished to the Lender unaudited internally prepared financial statements of PowerSecure as of June 30, 2005. Since June 30, 2005, there have been no events or changes in facts or circumstances affecting PowerSecure or its business that have resulted (or reasonably could be expected to result), either individually or in the aggregate, in a Material Adverse Effect.

          (d) Southern Flow has furnished to the Lender unaudited internally prepared financial statements of Southern Flow as of June 30, 2005. Since June 30, 2005, there have been no events or changes in facts or circumstances affecting Southern Flow or its business that have resulted (or reasonably could be expected to result), either individually or in the aggregate, in a Material Adverse Effect.

          (e) Guarantor has furnished to the Lender unaudited internally prepared consolidated financial statements of Guarantor as of June 30, 2005. Since June 30, 2005, there have been no events or changes in facts or circumstances affecting the Guarantor or its business that have resulted (or reasonably could be expected to result), either individually or in the aggregate, in a Material Adverse Effect.

     5.9  Taxes.

     All federal and other tax returns required to be filed by each Obligor have been filed, are true, complete and correct, and all taxes required by such returns to be paid have been paid when due, except to the extent of any taxes that are being contested in good faith by appropriate proceedings and for which proper reserves have been made in accordance with GAAP; and no Obligor has received any notice from the Internal Revenue Service or any other taxing authority proposing additional taxes. No Obligor is the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law, except to the extent that such review or audit could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.10 Litigation.

     Except as otherwise provided on Schedule 5.10, there are no action or proceedings which are pending or, to the knowledge of any Obligor, threatened against such Obligor, and each Obligor shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender.

     5.11 ERISA Matters.

          (a) No Obligor is a party to a defined benefit pension plan.

          (b) There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Pension Plan), suits or proceedings against or involving any Pension Plan or asserting any rights to or claims for benefits under any Pension Plan that could give rise to any material Liability, and there are not any facts that could give rise to any Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

          (c) None of the Pension Plans under which any Obligor has or could have any Liability (i) constitutes a multiemployer plan; (ii) is subject to Title IV of ERISA, Section 302 of

ERISA or Section 412 of the Code; or (iii) has given, or could give, rise to a Liability under Title IV of ERISA.

          (d) All contributions to, and payments from, the Pension Plans have been timely made in accordance with the terms of the Pension Plans. All such contributions to, and payments from, the Pension Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the date hereof that are not yet, but will be, required to be made, will be properly accrued and reflected in the Borrower's financial statements.

          (e) Each benefit plan that is a Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Obligor Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Obligor, revocation has not been threatened; no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Pension Plan; and such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. No event has occurred that could subject any Pension Plan to tax under Section 511 of the Code.

          (f) No "prohibited transaction" (as defined in Section 4975 of the
Code) has occurred that could subject any Obligor or any of its employees, or, to the knowledge of the Borrower, a trustee, administrator or other fiduciary of any trust created under any Pension Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and neither the Obligor, administrator nor other fiduciary of any Pension Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Obligor or any trustee, administrator or other fiduciary to any Liability for breach of fiduciary duty under ERISA or any other applicable law.

          (g) No Pension Plan has been terminated, or partially terminated, or is insolvent, or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan, nor has any event occurred with respect to a Pension Plan that could reasonably cause a Material Adverse Effect.

     5.12 Environmental Matters.

          (a) Except as described in writing delivered to the Lender, no Obligor nor, to any Obligor's knowledge, no other person has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under or at any of the real property owned by any Obligor (the "Property") or any part thereof except in compliance with Environmental Laws. Each Obligor hereby warrants and represents that: (a) it has complied and, in the future, will comply in all material respects with all applicable Environmental Laws; (b) to such Obligor's knowledge, the Property has not previously contained and does not contain any underground storage tanks (other than in compliance with all applicable Environmental Laws) and have never been used by the Obligor or to the Obligor's knowledge, by any other person as a temporary or permanent storage or disposal site for any Hazardous Material; and (c) except for conditions which may arise out of the ordinary course of business conducted by the Obligor on such properties, there are no conditions existing currently or likely to exist during the term of this Agreement that would subject the Obligor to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or that require or are likely to require cleanup, removal, remedial action or other response pursuant to any Environmental Laws by the Obligor and that arise from operations conducted by the Obligor. The Obligor has delivered to the Lender all environmental reports, studies, audits and other data and information in the possession or control of the Obligor relating to the Property. If the Lender reasonably suspects that any violation of the Environmental Laws is occurring involving the Property or if an Event of Default shall have occurred and be continuing which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, the Lender shall have the right, but no obligation, in its reasonable discretion to conduct any tests or inspections of the Property at the Obligor's expense (including, without limitation, soil and other tests, borings, sampling and monitoring) in order to determine compliance with Environmental Laws or the presence thereon or therein of Hazardous Material and to have access to the Property for such purposes.

          (b) No Obligor is subject to any existing, pending, or threatened suit, claim, notice of violation, or request for information under any Environmental Law nor has any Obligor provided any notice or information under any Environmental Law.

          (c) Each Obligor is in compliance with, and have obtained all environmental permits required by, all Environmental Laws.

     5.13 Validity of Loan Documents.

     The Loan Documents constitute the legal, valid, and binding obligations of each Obligor to which it is a party and any Third Parties thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws, laws affecting creditors rights generally or general principles of equity.

     5.14 No Consent or Filing.

     Except for the filings necessary to perfect the Liens in favor of the Lender in the Collateral and to release Liens in respect of current indebtedness to Wells Fargo Business Credit, Inc. and other consents, licenses, approvals, authorizations and other filings that shall have been obtained prior to or as of the Closing Date, no consent, license, approval, or authorization of, or registration, declaration, or filing with, any court, governmental body or authority, or other Person or entity is required in connection with the valid execution, delivery, or performance of the Loan Documents or for the conduct of Borrower's business as now conducted, other than filings and recordings to perfect security interests in or liens on the Collateral in connection with the Loan Documents.

     5.15 No Violations.

     No Obligor is in violation of any term of its organizational documents or of any mortgage, borrowing agreement, or other instrument or agreement pertaining to indebtedness for borrowed money. No Obligor is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it or its property may be bound, resulting, or which might reasonably be expected have a Material Adverse Effect. To each Obligor's knowledge, no Obligor is in violation of any order, writ, judgment, injunction, or decree of any court of competent jurisdiction or of any statute, rule, or regulation of any governmental authority. The execution and delivery of the Loan Documents and the performance of all of the same is, and will be, in compliance with the foregoing and will not result in any violation thereof, or result in the creation of any mortgage, lien, security interest, charge, or encumbrance upon, any properties or assets of any Obligor except in favor of Lender. To each Obligor's knowledge, there exists no other fact or circumstance (whether or not disclosed in the Loan Documents) related to any Obligor or its business which would have a Material Adverse Effect, or could reasonably be expected to have a Material Adverse Effect.

     5.16 Trademarks and Patents.

     Schedule 4.1(c) lists all trademarks and patents that Obligor has registered, or filed for registration, with the Secretary of State in any state or with the U.S. Patent and Trademark Office. Each Obligor, as applicable has all trademarks, trademark rights, patents, patent rights, trade names, trade name rights and copyrights that are required for such Obligor, as applicable to conduct its business as now conducted without conflict with the rights or claimed rights of others. Borrower (or Metretek, as applicable) has the right to use all such intellectual property pursuant to valid trademarks, patents, licenses, sub-licenses or other agreement. Borrower (or Metretek, as applicable) has not received any written claim, demand or notice alleging any interference, infringement or misappropriation of its intellectual property with any third party's intellectual property rights and, to the knowledge of such Obligor, as applicable, no third party has interfered with, infringed upon or misappropriated any intellectual property rights of such Obligor. Each Obligor hereby grants to Lender an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by any applicable Secretary of State or the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each trademark, patent and copyright, and to record the same.

     5.17 Contingent Liabilities.

     There are no suretyship agreements, guaranties, or other contingent liabilities of any Obligor which are not disclosed by the financial statements described in Section 5.8.

     5.18 Compliance With Laws.

     Each Obligor is in compliance with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by it in the conduct of its business, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

     5.19 Subsidiaries.

     Borrower and Guarantor have no Subsidiaries other than those listed in
Schedule 5.19 attached hereto.

     5.20 Margin Stock.

     The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

     5.21 Government Regulations.

     The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended, the Federal Power Act, the Public Utility Holding Company Act of 1935 or any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.

     5.22 Accurate Information.

     All information heretofore, herein or hereafter supplied to Lender by or on behalf of any Obligor with respect to the Collateral is and will be accurate and complete in all material respects; provided that (i) to the extent any such information was based upon or constitutes a forecast or projection, the Obligor represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guarantees of future performance, that actual results during the period or periods covered by such projections may differ materially from the projected results and that the Obligor makes no representation that such projections will in fact be realized, and (ii) as to information specified as having been supplied or prepared by a Person other than an Obligor or a Third Party, the Obligor represents only that it is not aware of any material misstatement or omission therein.

                                   ARTICLE VI
                   CERTAIN DOCUMENTS TO BE DELIVERED TO LENDER

     6.1  All Advances.

     The making of any Advance provided for in this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

          (a) For any advance under the Credit Facility A or Credit Facility B (as applicable), Lender shall have received a Borrowing Notice, as required by
Section 2.1;

          (b) Borrower shall be in compliance with all of the terms and provisions set forth in this Agreement and the Loan Documents with respect to their part to be observed or performed, and at the time of and immediately after such Advance, no Event of Default shall have occurred and be continuing;

          (c) All of the representations and warranties contained in this Agreement and the Loan Documents shall be true and correct as if made on both the date of the request and the date the Advance is made except to the extent such representations and warranties expressly relate to an earlier date;

          (d) Lender shall have received, in form and substance satisfactory to Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, reports and other documents which are provided for hereunder, or which Lender may at any time reasonably request; and

          (e) Borrower shall have certified to Lender that there is no material adverse change in the condition of the Collateral, or operations, financial or otherwise, of Borrower or any other Obligor.

     6.2  Closing Deliveries.

     As a condition to entering into this Agreement and the other Loan Documents and making any Advance, Borrower, Metretek or Guarantor, as applicable, shall duly authorize, execute and deliver, or cause to be delivered, to Lender on the Closing Date the following agreements and documents, and otherwise satisfy the following conditions precedent:

          (a) Facility A Note duly executed by each Borrower;

          (b) Facility B Note duly executed by each Borrower;

          (c) the Annual Facility Fee in the amount of $12,500.00;

          (d) Security Agreement, in the form set forth here in as Exhibit D, duly executed by PowerSecure;

          (e) Security Agreement, in the form set forth here in as Exhibit E, duly executed by Southern Flow;

          (f) Security Agreement, in the form set forth here in as Exhibit F, duly executed by Metretek;

          (g) Guaranty, in the form set forth as Exhibit G, duly executed by the Guarantor;

          (h) a certificate from the Secretary of each Obligor in the form of Exhibit H attached hereto;

          (i) a Compliance Certificate executed by Borrower's president or chief executive officer in the form of Exhibit I attached hereto, certifying, inter alia, that there has been no default on the part of the Borrower and that all Representations and Warranties made by Borrower in this Agreement are true, complete and accurate;

          (j) UCC Financing Statements and control agreements for any of the Collateral which is perfected by "control" under the Uniform Commercial Code, as necessary, pertaining to the Collateral;

          (k) Such Uniform Commercial Code or other searches of security interests against the Borrower indicating that Lender's security interest in the Collateral shall be a first priority lien, other than the Permitted Liens, and Lender shall have received assurances satisfactory to Lender that all liens held by Wells Fargo Business Credit Inc. in the Collateral shall be released in conjunction with the first Advance under the Facilities, and otherwise as are acceptable to the Lender;

          (l) A copy of the Certificate of Incorporation of each Obligor, certified as of a recent date by the Secretary of State of the state of incorporation;

          (m) Certificate of good standing with respect to each Obligor, issued as of a recent date by the Secretary of State of the state of incorporation;

          (n) A copy, certified by the President of each Obligor to be true and correct and in full force and effect on the Closing Date, of (i) the By-laws of such Obligor; (ii) proper authorizations of such Obligor authorizing the issuance, execution and delivery of the Loan Documents to which such Obligor is a party; (iii) a statement containing the names of the officer or officers of the Obligor authorized to sign such Loan Documents, together with the signatures of such officer or officers, and (iv) a statement that no change has occurred in the condition or operations (financial or otherwise) of such Obligor since June 30, 2005 that has a Material Adverse Effect;

          (o) A proof of insurance coverage and a copy of each existing policy establishing that the Borrower and its property are insured as provided in
Section 7.6 hereof and that the Lender is named as loss payee thereunder;

          (p) If required by the Lender, an opinion from Kegler, Brown, Hill & Ritter Co., L.P.A., counsel to the PowerSecure and Southern Flow, in form and substance satisfactory to Lender;

          (q) A Borrowing Base Report, dated the Closing Date; and

          (r) Completion of all Loan Documents by Borrower and the other Obligors satisfactory to the Lender, and reviewed and approved by Lender's counsel.

     6.3  Additional Documents.

     Each Obligor shall deliver to Lender, at such times as Lender may reasonably request, any other documents and information reasonably requested by Lender to effectuate the terms and conditions hereof, all in form, content and detail reasonably satisfactory to Lender.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

     So long as any part of the Indebtedness remains unpaid, or this Agreement remains in effect, Borrower, Metretek or Guarantor, as applicable, shall comply with the covenants contained elsewhere in this Agreement, and with the covenants listed below:

     7.1 Financial Information.

     Each Borrower and Guarantor, as applicable, shall furnish, or cause to be furnished, to Lender:

          (a) Annual Financial Statements.

               (i) As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower audited consolidated financial statements of the Guarantor as of the end of such Fiscal Year, fairly presenting the Guarantor's financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of the Guarantor's immediately preceding Fiscal Year, and which shall be audited by independent certified public accountants satisfactory to Lender (and Lender hereby acknowledges that Hein & Associates LLP, the Guarantor's current independent certified public accountant, is satisfactory to Lender), together with copies of any management letters provided by said accountants to Guarantor in connection with performing such audit, and which shall be certified to be correct by the president or chief financial officer of Guarantor in the form of Exhibit K attached hereto.

               (ii) As soon as available and in any event within forty-five (45) days after the end of each Fiscal Year of Borrower, unaudited consolidating financial statements of each Obligor as of the end of such Fiscal Year, fairly presenting such Obligor's financial position, subject to minor year-end adjustments made in connection with an audit by accountants, which statements shall consist of a balance sheet and related statements of income, covering the period of such Obligor's immediately preceding Fiscal Year, and which shall be prepared by such Obligor.

          (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter during the Fiscal Year, (ii) consolidated and consolidating financial statements of each Obligor as of the end of such fiscal quarter, fairly presenting such Obligor's financial position and results of operations, subject to minor year-end adjustments in connection with an audit by accountants, which statements shall consist of a balance sheet and related statements of income and (consolidated only) cash flow; and (ii) the Compliance Certificate referenced in
Section 7.1(d), below.

          (c) Monthly Financial Statements; Accounts Receivable Aging; Borrowing Base Report. As soon as available and in any event within thirty (30) days after the end of each calendar month during the Fiscal Year, (i) Borrowing Base Report of each Borrower; (ii) consolidated and consolidating financial statements of the Obligors as of the end of such calendar month, fairly presenting each such Obligor's, as applicable financial position and results of operations, subject to minor year-end adjustments made in connection with an audit by accountants, which statements shall consist of a balance sheet and related statement of income; and (iii) accounts receivable aging; each covering the periods from the end of the immediately preceding Fiscal Year of the Borrower, to the end of such month, and for such month alone (if applicable), all in such detail as Lender may request and signed and certified to be correct by the president or chief financial officer of each Borrower and Guarantor, as applicable or other financial officer satisfactory to Lender in the form of Exhibit E attached hereto and made a part hereof.

          (d) Compliance Certificates. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year and within forty-five (45) days after the end of each quarter during the Fiscal Year, a Compliance Certificate executed by the president or chief financial officer of each Borrower and Guarantor or other financial officer satisfactory to Lender in the form of Exhibit J attached hereto and made a part hereof.

          (e) Other Information. Such additional information as Lender may from time to time reasonably request regarding the financial and business affairs of Borrower, any Subsidiary or any other Obligor.

     7.2  Activities of Subsidiaries.

     In the event that either Borrower acquires or forms any Subsidiary, unless the provisions of this Section 7.2 are expressly waived by Lender in writing, Borrower shall cause each Subsidiary to comply with Articles VII and VIII hereof, as applicable, and to enter into third party security agreements and any other documentation necessary to evidence its obligations to Lender, including the obligation to grant a security interest in all of its property to Lender to secure the Indebtedness.

     7.3  Books and Records; Verification of Collateral.

     Each Obligor shall keep proper, complete and accurate books of record and account and permit any representative of Lender to visit and inspect any of the properties and examine and copy any of the books and records of any Obligor at any reasonable time and as often as may reasonably be desired. Lender shall have the right to inspect and verify all or any Collateral in any manner and through any medium Lender may consider appropriate and each Obligor agrees to furnish all assistance and information and perform any acts which Lender may require in connection therewith. Each Obligor shall furnish Lender from time to time upon request, statements and schedules further identifying and describing the Collateral and such other information, reports and evidence concerning the Collateral (and in particular the Accounts) as Lender may reasonably request, all in reasonable detail, including, but not limited to, at Lender's request, copies of any bank statements regarding deposit accounts maintained by each Borrower from time to time.

     7.4  Taxes.

     Each Obligor shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of such taxes, assessments, and other governmental charges, make all required withholding and other tax deposits, and, upon request, provide Lender with receipts or other proof that such taxes, assessments, and other governmental charges have been paid in a timely fashion; provided, however, that nothing contained herein shall require the payment of any tax, assessment, or other governmental charge so long as its validity is being contested in good faith, and by appropriate proceedings diligently conducted, and adequate reserves for the payment thereof have been established.

     7.5  Litigation.

          (a) Each Obligor shall promptly notify Lender in writing (i) of any litigation or counterclaim which is filed against Borrower, and shall provide Lender quarterly written updates regarding the status of such litigation or counterclaim, as applicable, and subsequently, to immediately notify Lender in writing of any negative outcome, including any judgment, of such litigation, or
(ii) of any other proceeding or of any investigation of, Borrower if: (A) the outcome of such proceeding or investigation could reasonably be expected to materially and adversely affect the finances or operations of Borrower or title to, or the value of, any assets of the Borrower, or (B) such litigation, proceeding, counterclaim, or investigation questions the validity of any Loan Document or any action taken, or to be taken, pursuant to any Loan Document.

          (b) Each Obligor shall furnish to Lender such information regarding any such litigation, proceeding, counterclaim, or investigation as Lender shall request.

     7.6  Insurance.

          (a) Each Obligor shall maintain insurance coverage as may be required by but in any event not less than insurance coverage, in the forms, amounts and with companies, which would be carried by prudent management in connection with similar properties and businesses. Without limiting the foregoing, each Borrower will (i) keep all its physical property insured against fire and extended coverage risks in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas; (ii) maintain all such worker's compensation or similar insurance as may be required by law provided that each Borrower may self insure any such worker's compensation and similar insurance; and (iii) maintain, in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of Borrower and business interruption insurance.

          (b) Each Obligor shall deliver to Lender certificates of insurance or the policies of insurance required by Lender, with appropriate endorsements designating Lender as an additional insured, mortgagee and lender loss payee as requested by Lender. Each certificate and policy of insurance shall provide that if such policy is cancelled for any reason whatsoever, if any substantial change is made in the coverage provided by such policy, or if such policy is allowed to lapse for nonpayment of premium, such cancellation, change, or lapse shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice thereof from the insurer issuing such policy.

          (c) Each Obligor hereby appoints Lender as its attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower, to take any actions and to execute any instruments which Lender may deem necessary or desirable to obtain, adjust, make claims under, or otherwise deal with insurance required pursuant hereto and to receive, endorse, and collect any drafts or other instruments delivered in connection therewith; provided, however, that Lender agrees that it will not take any action pursuant to this power of attorney unless Borrower fails to take any action requested by Lender promptly upon receipt by Borrower of such request.

     7.7  Good Standing; Business.

          (a) Each Obligor shall take all necessary steps to preserve its existence and its right to conduct business in all states in which the nature of its business or ownership of its property requires such qualification except where such failure would not interfere with its ability to conduct business as then conducted.

          (b) Each Obligor shall preserve and keep in full force and effect its licenses, rights and franchises necessary to continue its business.

          (c) Each Obligor shall engage in business only in the same industry such business is conducted by it on the date of this Agreement except as otherwise set forth on Schedule 7.7 or consented in advance by Lender.

     7.8  Notice of Adverse Event or Non-Compliance.

     Borrower shall notify Lender in writing (a) of any failure by Borrower or any Third Party to comply with any provision of any Loan Document immediately upon learning of such non-compliance, (b) if any representation or warranty contained in any Loan Document is no longer true, (c) a Pension Event and (d) of any event or occurrence which has or could reasonably be expected to have a Material Adverse Effect.

     7.9  Compliance with Environmental Laws.

          (a) Each Obligor shall comply with all applicable Environmental Laws.

          (b) At the Lender's request, each Obligor shall promptly have an Environmental Audit on all or part of the Property prepared, at the Borrower's expense by a firm acceptable to the Lender.

          (c) Each Obligor shall deliver promptly to Lender: (i) copies of any documents received from the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning Borrower's operations; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county, or municipal environmental or health agency concerning its operations.

     7.10 Maintenance and Defense.

          (a) Each Borrower (and Metretek, as applicable) shall continue to collect, at its own expense, all amounts due or to become due to such Borrower under the Accounts and apply such amounts as are so collected to the outstanding balances thereof.

          (b) In connection with such collections, each Borrower (and Metretek, as applicable) may take (and, after the occurrence and during the continuance of an Event of Default at Lender's direction, shall take) such action as Borrower or Lender may deem necessary or advisable to enforce collection of the Accounts; provided, that Lender shall have the right at any time after occurrence and during the continuance of a Default or an Event of Default to take


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

all remedial actions contemplated hereby and under the UCC, including but not limited to: (i) notify the customers or obligors under any Accounts of the assignment of such Accounts to Lender and to direct such customers or obligors to make payment of all amounts due or to become due directly to Lender; (ii) enforce collection of any such Accounts; and (iii) adjust, settle or compromise the amount or payment of such Accounts. After the occurrence and during the continuance of a Default or an Event of Default all amounts and proceeds received by Borrower with respect to the Accounts shall be received in trust for the benefit of Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement) to be held in a Depository Account established by Lender. After the occurrence and during the continuance of an Event of Default, Borrower shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credits adjustments, allowances or discount thereon (other than credits adjustments, allowances and discounts in the ordinary course of business) without the prior consent of Lender.

          (c) Each Borrower (and Metretek, as applicable) shall defend the Collateral against the claims and demands of all other parties (other than Lender), including, without limitation, defenses, setoffs, and counterclaims asserted by any Account Debtor or any other third party against Borrower or Lender.

     7.11 Use of Proceeds.

     Each Borrower shall use the proceeds of Advances under the Facility for its working capital purposes.

     7.12 Compliance with Laws and Contractual Obligations.

     Each Obligor shall comply with all applicable laws, rules, regulations, and other legal requirements with respect to its business and the use, maintenance, and operation of the real and personal property owned or leased by it in the conduct of its business. Each Obligor shall comply with the obligations, covenants and conditions contained in all material Contractual Obligations, unless and to the extent that any such Contractual Obligation is being contested in good faith and adequate reserves with respect thereto are maintained in accordance with GAAP.

     7.13 Maintenance of Property.

     Each Borrower and Metretek shall maintain its property, including, without limitation, the Collateral, in good condition, working order and repair (ordinary wear and tear excepted) and shall prevent the Collateral, or any part thereof, from being or becoming an accession to other goods not constituting Collateral; provided, however, that nothing in this Section 7.13 shall prevent Metretek from selling, abandoning or otherwise discontinuing the operation and maintenance of any of its properties or business from time to time up to a maximum amount of $100,000 per year, if, in the judgment of Metretek, any such sale, abandonment or discontinuance is desirable in the conduct of Metretek's business and not disadvantageous in any material respect to the Lender.

     7.14 Trademarks and Patents.


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

     Each Obligor shall maintain all of their trademarks, trademark rights, patents, patent rights, licenses, permits, trade names, trade name rights, licenses and approvals, including, without limitation, those described in
Schedule 4.1(c), if any, in full force and effect until their respective expiration dates, except for those the non-maintenance of which would not interfere with such Obligor's ability to conduct its business as presently conducted. Within thirty (30) days of the issuance of any new trademarks by any Obligor or the acquisition or issuance or any patent or copyright or the filing of any application for a trademark, patent or copyright, such Obligor shall deliver copies of all documentation relating to such acquisition or issuance.

     7.15 ERISA.

     Each Obligor shall comply with the provisions of ERISA and the Internal Revenue Code with respect to each Pension Plan.

     7.16 Subsidiaries.

     Each Obligor shall notify Lender in writing prior to the incorporation, formation, acquisition or organization of any new Subsidiary.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

     So long as any part of the Indebtedness remains unpaid or this Agreement remains in effect, no Obligor, without the prior written consent of Lender or unless otherwise permitted under this Article VIII, shall do any of the following:

     8.1 Location of Collateral and Business Records.

          Without providing at least five (5) Business days' notice to Lender, move any of the Collateral or the records concerning the Collateral from the location where they are kept as specified on the signature pages or the Schedules hereto, other than to customer sites in the ordinary course of business, provided that a listing of locations of customer sites on which any Collateral is located shall be provided to Lender from time to time upon request.

     8.2 Borrowed Money.

          (a) Create, incur, assume, or suffer to exist any Liability for borrowed money (including capital leases), except for (i) customary trade payables entered into in the ordinary course of Borrower's business, (ii) any Debt in an aggregate amount less than $100,000 outstanding at any one time,
(iii) liabilities and currently outstanding debt as set forth on Schedule 8.2,
(iv) amounts owed to or owing from Affiliates as Inter-Company Liabilities (subject to the restrictions thereon provided in this Agreement and provided no Default or Event of Default has occurred and is continuing), (v) amounts now or hereafter owed by PowerSecure to Caterpillar Financial Services Corporation ("Caterpillar") under a $5 million line of credit provided by Caterpillar for equipment purchases by PowerSecure, and (vi) amounts owed to Lender.


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

          (b) Make any voluntary prepayment on the principal of any Liability for borrowed money other than the amounts owed to Lender, whether subordinate to the amounts owed to Lender or not, except prepayments or repayments of indebtedness occurred under Section 8.2(a)(iv) of this Agreement.

     8.3 Security Interest and Other Encumbrances.

     Create, incur, assume, or suffer to exist any mortgage, security interest, lien, or other encumbrance upon any of its properties or assets, whether now owned or hereafter acquired, whether personal or real property assets of Borrower, except the following (collectively, "Permitted Liens"): (i) liens in existence on the date hereof and identified on Schedule 8.3, (ii) security interests, liens and other encumbrances in specific equipment acquired from Caterpillar for the benefit of Caterpillar under the line of credit referenced in Section 8.2(a)(v) of this Agreement, (iii) purchase money liens relating to the acquisition of machinery and equipment of Borrower not exceeding the lesser of cost or fair market value thereof not exceeding $100,000 in the aggregate during any fiscal year, (iv) liens for taxes, assessments or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, and
(v) mortgages, security interests, liens and encumbrances in favor of Lender.

     8.4 Storing and Use of Collateral.

     Place the Collateral in any warehouse that may issue a negotiable document with respect thereto or use the Collateral in violation of any provision of the Loan Documents, of any applicable statute, regulation, or ordinance, or of any policy insuring the Collateral.

     8.5 Mergers, Consolidations, Sales or Acquisitions.

          (a) Merge or consolidate with or into any corporation or other entity, except as set forth in Schedule 7.7;

          (b) enter into any joint venture or partnership with any Person, firm, or corporation;

          (c) convey, lease, or sell all or any material portion of its property or assets or business to any other Person, firm, or corporation except in the ordinary course of its business and in accordance with the terms of this Agreement;

          (d) convey, lease, or sell any of its assets other than in the ordinary course of business, but in no event for less than the fair market value thereof; or

          (e) consummate any purchases or other acquisitions of the capital stock or equity interests in, or all or any portion of the property or assets or business of any other Person, firm, or corporation;

provided that the Lender's prior written consent to transactions subject to this
Section 8.5 shall not be unreasonably withheld.


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

     8.6 Restricted Payment.

     Make any Restricted Payment, except that such restriction shall not prohibit the Guarantor from redeeming shares of its Series B Preferred Stock that by their terms became redeemable in December 2004 but had not been redeemed.

     8.7 Investments and Advances.

     Make any investment in, or advances to, any other Person, firm, or corporation, except (a) advance payments or deposits against purchases made in the ordinary course of Borrower's regular business; (b) direct obligations of the United States of America; (c) money market mutual funds that invest in direct obligations of the United States of America; (d) advances to other Obligors or their Affiliates (subject to the restrictions thereon provided in this Agreement and provided no Default or Event of Default has occurred and is continuing), (e) investments in commercial paper and variable or fixed rate notes issued or guaranteed by U.S. corporations rated "A-1" or "A-2" by Standard & Poor's Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $200,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation); and (f) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in foregoing clauses (b), (c), (e) and (f).

     8.8 Guaranties.

     Become a guarantor, a surety, or otherwise liable for the debts or other obligations of any other Person, firm, or corporation, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance, or loan) for the purpose of paying or discharging indebtedness, or otherwise, except (a) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business, or (b) guaranties, endorsements or liabilities in existence on the date hereof and specified on Schedule 8.8.

     8.9 Inter-Company Liability - PowerSecure.

     PowerSecure shall not make any payments to reduce Inter-Company Liability to Guarantor if PowerSecure is in violation of any of its covenants under this Agreement or if such payment to Guarantor would result in a violation of a covenant hereunder. Provided that no such covenant violation exists or would result, PowerSecure's payments to reduce Inter-Company Liability to Guarantor shall under no circumstances exceed $100,000 during the fourth calendar quarter of 2005, and thereafter, $150,000 per calendar quarter.

     8.10 Change of Name or Domicile.


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

     Change the name or state of incorporation of any Obligor without giving at least thirty (30) days, prior written notice of the proposed new name or the proposed state of incorporation to Lender, together with delivery to Lender of UCC Financing Statements reflecting such Obligor's new name or state of incorporation, all in form and substance satisfactory to Lender.

     8.11 Financial Covenants.

          (a) PowerSecure Financial Covenants. PowerSecure shall not fail to comply with the following financial covenants, which shall be tested on a quarterly basis:

               (i) Cash Flow Coverage Ratio. PowerSecure shall maintain a Cash Flow Coverage Ratio of no less than 1.65:1, tested at the end of each fiscal quarter for the preceding 12-month period.

               (ii) Debt to Tangible Net Worth Ratio. PowerSecure shall not, as of the end of any fiscal quarter, permit the ratio of Debt of PowerSecure to Tangible Net Worth of PowerSecure to exceed (i) 5.25:1 during the time period beginning on the date hereof and ending on December 30, 2005, (ii) 4.50:1 during the time period beginning on December 31, 2005 and ending on December 30, 2006, and (iii) 3.75:1 during the time period beginning on December 31, 2006 and continuing thereafter. For the purposes of this paragraph, the Debt calculation shall exclude Inter-Company Liabilities.

               (iii) Current Assets to Current Liabilities Ratio. PowerSecure shall maintain a ratio of Current Assets of Power Secure to Current Liabilities of Power Secure of no less than 1.20:1, as of the end of any fiscal quarter. For purposes of this paragraph, (A) neither Facility shall be considered a Current Liability and (b) Current Liabilities calculation shall exclude all loans or other advances made by PowerSecure to any Affiliate.

          (b) Southern Flow Financial Covenants. Southern Flow shall not fail to comply with the following financial covenants, which shall be tested on a quarterly basis:

               (i) Current Assets to Current Liabilities Ratio. Southern Flow shall maintain a ratio of Current Assets of Southern Flow to Current Liabilities of Southern Flow of no less than 1.35:1, as of the end of any fiscal quarter. For purposes of this paragraph, (A) the Facility B Draw Outstandings shall be considered Current Liability, (B) the Current Assets of Southern Flow shall include the Eligible A/R of Metretek included in the Facility B Borrowing Base, and (C) the Current Assets calculation shall exclude all loans or other advances made by Southern Flow to any Affiliate.

               (ii) Tangible Net Worth. Southern Flow shall maintain a Tangible Net Worth of Southern Flow of no less than $1,500,000, as of the end of any fiscal quarter. For purposes of this paragraph, the Tangible Net Worth of Southern Flow shall include the Eligible A/R of Metretek included in the Facility B Borrowing Base.

          (c) Guarantor Financial Covenants. Guarantor shall not fail to comply, on a consolidated basis, with the following financial covenants, which shall be tested on a quarterly basis:

               (i) Debt to Tangible Net Worth Ratio. Guarantor, on a consolidated basis as of the end of any fiscal quarter, shall not permit the ratio of Debt to Tangible Net Worth to exceed (i) 5.25:1 during the time period beginning on the date hereof and ending on June 29, 2006, and
     (ii) 4.00:1 during the time period beginning on June 30, 2006 and continuing thereafter.

               (ii) Cash Flow Coverage Ratio. Guarantor, on a consolidated basis, shall maintain the Cash Flow Coverage Ratio of no less than 1.15:1, tested at the end of each fiscal quarter for the preceding 12-month period.

     8.12 Agreements with Affiliates.

     Except for (a) those agreements identified on Schedule 8.12 hereto, (b) advances and repayments by and to Obligors (subject to the restrictions set forth in this Agreement and provided no Event of Default shall have occurred and be continuing) and (c) normal compensation, indemnities and reimbursement of reasonable expense of officers and directors, enter into any material agreement or transaction with any Affiliate; provided, however, Borrower may enter into additional agreements and transactions with Affiliates that are in the ordinary course of business which contain terms that are fair and reasonable to both parties; and of which Lender has received written notification. Borrower shall not prepay any Debt owing to any Affiliate or former Affiliate or pay any Debt that has been accelerated and is owing to such Persons.

                                   ARTICLE IX
                                EVENTS OF DEFAULT

     9.1 Events of Default.

     The occurrence of any one or more of the following events shall constitute an event of default (individually, an "Event of Default" and, collectively, "Events of Default"):

          (a) Nonpayment. Nonpayment when due of any principal, or nonpayment within five (5) calendar days after the due date of any interest, premium, fee, cost, or expense due under this Agreement or the other Loan Documents.

          (b) Affirmative Covenants. Default in the observance of any of the covenants or agreements of any Obligor contained in Article VII that is not remedied by the earlier of ten (10) calendar days after (i) notice thereof by Lender to Obligor, or (ii) the date Obligor was required to give notice to Lender under this Agreement.

          (c) Negative Covenants. Default in the observance of any of the covenants or agreements of any Obligor contained in Article VIII, which, in the event of a default in Section 8.9 (only), is not cured in five (5) business days.

          (d) Other Covenants. Default in the observance of any of the covenants or agreements of either any Obligor contained in the Loan Documents, other than in Article VII, Article VIII or payment obligations, or in any other agreement with Lender which is not


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

remedied within the greater of ten (10) days or the grace period permitted therein, if any, after (i) notice thereof by Lender to Obligor, or (ii) the date Obligor was required to give notice to Lender under this Agreement.

          (e) Cessation of Business or Voluntary Insolvency Proceedings. The (i) cessation of operations of any Obligor's business as conducted on the date of this Agreement; (ii) filing by any Obligor of a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction now or hereafter in effect; (iii) making by any Obligor of a general assignment for the benefit of creditors; (iv) consent by any Obligor to the appointment of a receiver or trustee, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, for Obligor or any of Obligor's assets; (v) making of any, or sending of any, notice of any intended bulk sale by any Obligor; or (vi) execution by any Obligor of a consent to any other type of insolvency proceeding (under the Federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against, or winding up of affairs of, Obligor.

          (f) Involuntary Insolvency Proceedings.

               (i) The appointment of a receiver, trustee, custodian, or officer performing similar functions, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, for any Obligor or any of such Obligor's assets; or the filing against any Obligor of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction now or hereafter in effect; or of any other type of insolvency proceeding (under the Federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of Obligor shall be instituted against Obligor; and

               (ii) such appointment shall not be vacated, or such petition or proceeding shall not be dismissed, within sixty (60) days after such appointment, filing, or institution.

          (g) Other Indebtedness and Agreements. Failure by any Obligor to pay, when due (or, if permitted by the terms of any applicable documentation, within any applicable grace period) any indebtedness in a principal amount in excess of $50,000 owing by any Obligor to Lender or any other Person or entity (other than the Indebtedness incurred pursuant to or expressly permitted by this Agreement)("Outside Indebtedness") whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand, or otherwise, or failure by any Obligor to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than a Loan Document) evidencing or securing or relating to any Outside Indebtedness owing by Borrower when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness; provided that it shall not be a default under this Agreement if any Obligor has not paid any amount due to anyone other than Lender which it is currently contesting in good faith and for which adequate reserves have been set aside in the event such contest is unsuccessful.

          (h) Judgments. Any judgment or judgments against any Obligor (other than any judgment for which such Obligor is fully insured) in excess of $100,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of thirty (30) days after the entry thereof.

          (i) Collateral; Impairment. There shall occur with respect to the Collateral any (A) fraud, (B) misappropriation, conversion or diversion; (C) a levy, seizure, or attachment which would materially or adversely affect the financial condition of any Obligor; or (D) material loss, theft, or damage not covered by insurance.

          (j) Third Party Default. There shall occur with respect to any Third Party, (i) any event described in Section 9.1(e), 9.1(f), 9.1(g), or 9.1(h);
(ii) any failure by a Third Party to perform in accordance with the terms of any agreement between such Person and Lender; or (iii) any material adverse change to the financial condition of any Third Party.

          (k) Representations. Any certificate, statement, representation, warranty, or financial statement furnished by, or on behalf of, Obligor or any Third Party, pursuant to, or in connection with, this Agreement (including, without limitation, representations and warranties contained herein) or as an inducement to Lender to enter into this Agreement or any other lending agreement with Obligor shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or shall prove to have omitted any substantial contingent or unliquidated Liability against Obligor or any such Third Party, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate which shall not have been disclosed in writing to Lender at, or prior to, the time of such execution.

          (l) Challenge to Validity. Borrower or any Third Party commences any action or proceeding to contest the validity or enforceability of any Loan Document or any lien or security interest granted or obligations evidenced by any Loan Document.

          Notwithstanding anything to the contrary in this Section 9.1 or elsewhere in this Agreement, an event relating solely to Metretek under this
Section 9.1 that would otherwise constitute a Default or an Event of Default hereunder (a "Metretek Default") shall not be considered a Default or an Event of Default hereunder, provided that (X) Obligors agree to remove the Eligible A/R of Metretek from the Facility B Borrowing Base, and (Y) to the extent the inclusion of the aggregate Advances outstanding under Credit Facility B exceed the amount of the Facility B Borrowing Base, computed without the inclusion of the Eligible A/R of Metretek (such excess being referred to in this paragraph as the "Metretek Excess"), then within fourteen (14) days of the occurrence of the Metretek Default Southern Flow pays to the Lender an amount equal to the Metretek Excess so that its outstanding Advances under Credit Facility B do not exceed the Facility B Borrowing Base, computed without the inclusion of the Eligible A/R of Metretek.

     9.2 Effects of an Event of Default.

          (a) Upon the happening of one or more Events of Default (except an Event of Default under either Section 9.1(e) or 9.1(f)), Lender may declare any obligations it may have hereunder to be cancelled, and the principal of the Indebtedness then outstanding to be immediately due and payable, together with all interest thereon and costs and expenses accruing under the Loan Documents. Upon such declaration, any obligations Lender may have hereunder shall be immediately cancelled, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or further notice of any kind to Borrower.

          (b) Upon the happening of one or more Events of Default under Section 9.1(e) or 9.1(f), Lender's obligations hereunder shall be cancelled immediately, automatically, and without notice, and the Indebtedness then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

                                   ARTICLE X
                          LENDER'S RIGHTS AND REMEDIES

     10.1 Generally.

     Lender's rights and remedies with respect to the Collateral, in addition to those rights granted in this Agreement and in any other agreement between Lender and Borrower or any Third Party now or hereafter in effect, shall be those of a secured party under the UCC and under any other applicable law.

     10.2 Notification of Account Debtors.

     Upon the occurrence of an Event of Default or an event which with notice or lapse of time, or both, would constitute an Event of Default, Lender may, at any time and from time to time, notify any or all of Borrower's Account Debtors of Lender's Security Interest in the Collateral and may direct such Account Debtors to make all payments on receivables directly to Lender, and provide Borrower with notice of such notification.

     10.3 Possession of Collateral. Whenever Lender may take possession of the Collateral pursuant to Section 10.1 or otherwise, Lender may take possession of the Collateral on Borrower's (or Metretek's, as applicable) premises or may remove the Collateral, or any part thereof, to such other places as Lender may, in its sole discretion, determine. If requested by Lender, Borrower and/or Metretek shall assemble the Collateral and deliver it to Lender at such place as may be designated by Lender.

     10.4 Collection of Receivables.

     Upon the occurrence of an Event of Default or an event which with notice or lapse of time, or both, would constitute an Event of Default, Lender may demand, collect, and sue for all monies and proceeds due, or to become due, on the receivables included within the Collateral (in either Borrower's, Metretek's or Lender's name at the latter's option) with the right to enforce, compromise, settle, or discharge any or all such receivables. If Lender takes any action contemplated by this Section with respect to any receivable included within the Collateral, neither Borrower nor Metretek, as applicable, shall exercise any right that such party would otherwise have had with respect to such receivable.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Expenses.

     Each Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, as those documents relate to such Borrower, including, without limitation, the reasonable fees and expenses of counsel for Lender (including the cost of internal counsel) with respect thereto and with respect to advising Lender as to its rights and responsibilities under the Loan Documents. Each Borrower further agrees to pay on demand all costs and expenses of Lender (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder against such Borrower.

     11.2 Lender's Consents, Waivers and Amendments.

     Lender shall have the authority to grant any consents or waivers or approve any amendments to the Loan Documents, including, but not limited to (a) increases in the aggregate Total Draw Commitment, (b) reductions of principal, interest or fees payable by Borrower under the Credit Facility A or the Credit Facility B, (c) extensions of scheduled maturities or times for payments and (d) the release of any Collateral.

     11.3 Perfecting the Security Interest; Protecting the Collateral.

     Borrower and Metretek hereby irrevocably appoints Lender as Borrower's (or Metretek's, as applicable) attorney-in-fact, with full authority in the place and stead of Borrower and/or Metretek, as applicable, and in the name of Borrower, Metretek, Lender or otherwise, from time to time (after the occurrence and continuation of a Default or Event of Default with respect to clauses (a),
(b), (d), (e) and (g) below, and at any time with respect to clauses (c) and (f) below) in Lender's discretion to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) to obtain and adjust insurance required to be paid to Lender;

          (b) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (c) to receive, endorse, and collect any drafts or other Instruments, documents and chattel paper, in connection with clauses (a) and (b) above);

          (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral;

          (e) to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Lender in its sole discretion, and such payments made by Lender to become obligations of Borrower to Lender, due and payable immediately without demand;

          (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; and

          (g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender's option and Borrower's expense, at any time or from time to time, all acts and things that Lender deems necessary to protect, preserve or realize upon the Collateral.

Borrower hereby ratifies and approves all acts of Lender made or taken pursuant to this Section 11.3. Neither Lender nor any Person designated by Lender shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law unless the result of fraud or recklessness. This power, being coupled with an interest, is irrevocable so long as this Agreement shall remain in force.

     11.4 Performance of Borrower's Duties.

     Upon any Obligor's failure to perform any of its duties or obligations under this Agreement or any of the other Loan Documents, Lender may, but shall not be obligated to, perform or otherwise satisfy any or all such duties or obligations.

     11.5 Notice of Sale.

     Without in any way requiring notice to be given in the following manner, each Obligor agree that any notice by Lender of sale, disposition, or other intended action hereunder, or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to Borrower (or Metretek, as applicable) if such notice is mailed by regular or certified mail, postage prepaid, at least ten (10) days prior to such action, to Borrower's (or Metretek's, as applicable) address or addresses specified on the signature page hereto or to any other address which Borrower (or Metretek, as applicable) has specified in writing to Lender as the address to which notices hereunder shall be given to Borrower (or Metretek, as applicable).

     11.6 Waiver by Each Obligor.

     Lender shall have no obligation to take, and each Borrower (or Metretek, as applicable) shall have the sole responsibility for taking, any and all steps to preserve rights against any and all of Borrower's (or Metretek's, as applicable) Account Debtors and against any and all prior parties to any note, chattel paper, draft, trade acceptance, or other instrument for the payment of money covered by Lender's Security Interest in the Collateral whether or not in Lender's possession. Lender shall not be responsible to Borrower (or Metretek, as applicable) for loss or damage resulting from Lender's failure to enforce any receivables or to collect any moneys due, or to become due, thereunder or other proceeds constituting Collateral hereunder. Borrower (or Metretek, as applicable) waives protest of any note, check, draft, trade acceptance, or other instrument for the payment of money constituting Collateral at any time held by Lender on which Borrower (or Metretek, as applicable) is in any way liable and waives notice of any other action taken by Lender, including, without limitation, notice of Lender's intention to accelerate the Indebtedness or any part thereof.

     11.7 Setoff.

     Without limiting any other right of Lender, whenever Lender has the right to declare any Indebtedness to be immediately due and payable (whether or not it has so declared), Lender, at its sole election, may setoff against the Indebtedness any and all monies then or thereafter owed to Borrower (or Metretek, as applicable) by Lender in any capacity, whether or not the Indebtedness or the obligation to pay such monies owed by Lender is then due, and Lender shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on Lender's records subsequent thereto.

     11.8 Assignment.

     The rights and benefits of Lender hereunder shall inure to any party acquiring any interest in the Indebtedness or any part thereof, provided such assignee agrees in writing to be bound by the terms hereof.

     11.9 Successors and Assigns.

     Lender and Obligors, as used herein, shall include the successors or assigns of those parties, except that no Obligor shall have the right to assign their rights hereunder or any interest herein.

     11.10 Modification; Waiver.

     No modification or amendment of any provision of this Agreement shall be made, except by a written agreement signed by Borrowers, Guarantor and Lender (and Metretek to the extent Metretek's rights would be adversely affected by such modification or amendment). Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of any provision of this Agreement shall not prejudice or constitute a waiver of Lender's rights otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Third Party, shall constitute a waiver of any of Lender's


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

rights or of any obligations of Borrower or of any Third Party as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required, and in all cases such consent may be granted or withheld in the sole discretion of Lender.

     11.11 Counterparts.

     This Agreement may be executed in any number of counterparts, and by Lender, each Borrower, Guarantor and Metretek on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement.

     11.12 Generally Accepted Accounting Principles.

     Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records to be kept in connection with the provisions of this Agreement, shall be in accordance with GAAP consistently applied from period to period.

     11.13 Indemnification.

          (a) If after receipt of any payment of all, or any part of, the Indebtedness, Lender is, for any reason, compelled to surrender such payment to any Person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Loan Documents shall continue in full force and Borrowers, jointly and severally, shall be liable, and shall indemnify and hold Lender harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Lender's rights under the Loan Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 11.13(a) shall survive the termination of this Agreement and the Loan Documents.

          (b) Borrowers, jointly and severally, agree to indemnify, defend, and hold harmless Lender from and against, any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration, or permit acquisition, which may now, or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Lender or any other Person or entity as a result of the presence of, Release of, or threatened Release of hazardous substances on, in, under, or near the property owned, leased, or operated by Borrower or any Subsidiary. The Liability of Borrower under the covenants of this Section 11.13(b) is not limited by any exculpatory provisions in this Agreement or any other documents securing the Indebtedness and shall survive repayment of the Indebtedness or any transfer or termination of this Agreement regardless of the means of such transfer or termination. Borrower agrees that Lender shall not be liable in any way for the completeness or accuracy of any environmental report or the information contained therein. Borrower further agrees that

Lender has no duty to warn Borrower or any other Person or entity about any actual or potential environmental contamination or other problem that may have become a Guarantor, or will become a Guarantor, to Lender. The provisions of this Section 11.13(b) shall survive repayment of the Indebtedness.

          (c) Borrowers, jointly and severally, agree to pay, indemnify, and hold Lender harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, counsel and special counsel fees and disbursements in connection with any litigation, investigation, hearing, or other proceeding) with respect, or in any way related, to the existence, execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Document (all of the foregoing, collectively, the "Indemnified Liabilities"). The provisions of this
Section 11.13(c) shall survive repayment of the Indebtedness.

     11.14 Termination.

     This Agreement is, and is intended to be, a continuing Agreement and shall remain in full force and effect until the full and final payment of all of the Indebtedness; provided, however, that Borrower, subject to the provisions hereof which expressly survive termination, may terminate this Agreement at any time by giving Lender at least five (5) Business Days prior notice of termination in writing whereupon all outstanding Indebtedness shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of such Indebtedness is otherwise due and payable pursuant to the agreement or instrument evidencing same. Lender may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, Lender's Security Interest in the Collateral, Lender's rights and remedies under the Loan Documents and Borrower's obligations and liabilities under the Loan Documents, shall survive any termination of this Agreement and shall remain in full force and effect until all of the Indebtedness outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Lender, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until: (a) such final and irrevocable payment in full of the Indebtedness as described in the preceding sentence; and (b) Borrower and Lender execute a mutual general release, subject to any continuing obligations hereunder, in form and substance satisfactory to the Lender and Borrower and their counsel. Thereafter, Lender shall (at Borrower's expense) release or terminate all security interests, liens and encumbrances held by Lender on the Collateral.

     11.15 Further Assurances.

     From time to time, Borrower shall take such action and execute and deliver to Lender such additional documents, instruments, certificates, and agreements as Lender may reasonably request to effectuate the purposes of the Loan Documents.

     11.16 Headings.


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

     Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     11.17 Cumulative Security Interest, Etc.

     The execution and delivery of this Agreement shall in no manner impair or affect any other security (by endorsement or otherwise) for payment or performance of the Indebtedness, and no security taken hereafter as security for payment or performance of the Indebtedness shall impair in any manner or affect this Agreement, or Lender's Security Interest in the Collateral granted hereby, all such present and future additional security to be considered as cumulative security.

     11.18 Lender's Duties.

     Without limiting any other provision of this Agreement: (a) the powers conferred on Lender hereunder are solely to protect its interests and shall not impose any duty to exercise any such powers; and (b) except as may be required by applicable law, Lender shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

     11.19 Notices Generally.

All notices and other communications hereunder, unless otherwise expressly provided, shall be in writing and made by telecopy, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom sent one (1) Business Day after sending, if sent by telecopy or overnight air courier; and three (3) Business Days after mailing, if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth on the signature pages hereof or to such other address as such party may designate for itself in a notice to the other party given in accordance with this Section 11.19. In addition, in the case of any of the Obligors, copies of any such notices shall also be sent to Metretek Technologies, Inc., 303 East Seventeenth Street, Suite 660, Denver, Colorado 80203, Attention: President, with a copy to Kegler, Brown, Hill & Ritter Co., L.P.A., 65 East State Street, Suite 1800, Columbus, Ohio 43215, Attn: Paul R. Hess, Esq.

     11.20 Severability.

     The provisions of this Agreement are independent of, and separable from, each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

     11.21 Inconsistent Provisions.


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

     The terms of this Agreement and the other Loan Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

     11.22 Entire Agreement.

     This Agreement, the Exhibits and Schedules attached hereto and incorporated herein by this reference, and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by Lender to Borrower.

     11.23 Applicable Law.

     This Agreement, and the transactions evidenced hereby, shall be governed by, and construed under, the internal laws of the State of Colorado, without regard to principles of conflicts of law, as the same may from time to time be in effect, including, without limitation, the UCC.

     11.24 Consent to Jurisdiction.

     Borrowers, Guarantor, Metretek and Lender agree that any action or proceeding to enforce, or arising out of, the Loan Documents may be commenced in any state or federal court of competent jurisdiction in the State of Colorado, and Borrower and Lender waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to Borrower or Lender, as appropriate, or as otherwise provided by the laws of the State or the United States.

     11.25 Jury Trial Waiver.

     BORROWERS, GUARANTOR, METRETEK AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWERS, GUARANTOR, METRETEK OR LENDER MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. EACH BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 11.25.

     11.26 No Oral Agreements.

     Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect parties hereto from misunderstanding or disappointment, any agreements covering such matters are contained in the Loan Documents, which are the complete and exclusive statement of the agreement between the parties, except as the parties may later agree in writing.

              [Remainder Of This Page Is Left Intentionally Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BORROWERS:

POWERSECURE, INC.                       SOUTHERN FLOW COMPANIES, INC.


By: /s/ A. Bradley Gabbard              By: /s/ A. Bradley Gabbard
    ---------------------------------       ------------------------------------
    A. Bradley Gabbard,                     A. Bradley Gabbard,
    Executive Vice President and CFO        Executive Vice President and CFO

Address: 230 Capcom Avenue, Suite 107   Address: 132 Demanade Blvd.
         Wake Forest, North Carolina             Lafayette, LA 70503
         27587                          Facsimile: 337-237-3790
Facsimile: (919) 556-3596


GUARANTOR:                              METRETEK:

METRETEK TECHNOLOGIES, INC.             METRETEK INCORPORATED


By: /s/ A. Bradley Gabbard              By: /s/ A. Bradley Gabbard
    ---------------------------------       ------------------------------------
    A. Bradley Gabbard,                     A. Bradley Gabbard,
    Executive Vice President and CFO        Executive Vice President and CFO

Address: 303 East 17th Avenue, Suite    Address: 305-A East Drive
         660 Denver, CO 80203                    Melbourne, FL 32904
Facsimile: 303-785-8085                 Facsimile: 321-259-2900


LENDER:

FIRST NATIONAL BANK OF COLORADO


By: /s/ Greg H. Atkinson
    ---------------------------------
    Greg H. Atkinson,
    Vice President
Address: 3033 Iris Avenue
Boulder, CO 80301-9032
Facsimile: 303-443-0181


                       SIGNATURE PAGE TO CREDIT AGREEMENT